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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 12, 2010, with respect to the consolidated balance sheet of GCI, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 2009, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Seattle, Washington
May 24, 2010

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM